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As filed with the Securities and Exchange Commission on January 6, 2020.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Summit Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-1984212 (I.R.S. Employer Identification Number)

1550 Wynkoop Street, 3rd Floor
Denver, Colorado 80202
(303) 893-0012
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Anne Lee Benedict
Chief Legal Officer
Summit Materials, Inc.
1550 Wynkoop Street, 3rd Floor
Denver, Colorado 80202
(303) 893-0012
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edgar J. Lewandowski
Jonathan R. Ozner
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share	(1)	(1)	(1)	$ (2)(3)

(1)
Omitted pursuant to General Instruction II.E. of Form S-3. There is being registered hereby such indeterminate number of shares of Class A common stock as may from time to time be issued at indeterminate price. There is also being registered such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee, except as set forth in note (3).

(3)
Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the registrant is carrying forward to this registration statement (i) $5,276 in registration fees in respect of 2,647,471 shares of Class A common stock that were previously registered on a Registration Statement on Form S-3 (File No. 333-215427) (under which 65,726 shares of Class A common stock were sold for which the registrant paid the registration fee in advance and 11,500,000 shares of common stock were offered and 10,000,000 sold for which the registration fee was paid on a pay-as-you-go basis) and (ii) $6,276 in registration fees in respect of 3,249,657 shares of Class A common stock that were previously registered on a Registration Statement on Form S-3 (File No. 333-210038) (under which 9,052,490 shares of Class A common stock were issued and 3,249,657 shares of Class A common stock which remained available for issuance for which the registrant paid the registration fees in advance), in each case calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Any additional registration fees for shares of Class A common stock in addition to such 5,897,128 shares will be paid subsequently on a pay-as-you go basis.

Summit Materials, Inc.

Class A Common Stock

        This prospectus relates to the offer and sale from time to time of shares of Summit Materials, Inc. Class A common stock, $0.01 par value per share, by us and/or any selling stockholders identified in supplements to this prospectus. This includes (i) the registration of our issuance of up to 3,249,657 shares of Class A common stock that we may issue from time to time to holders of outstanding limited partnership units, or LP Units, of Summit Materials Holdings L.P., or Summit Holdings, upon an exchange of an equal number of LP Units and (ii) an indeterminate number of additional shares of Class A common stock that may be sold by us and/or selling stockholders who may be identified in future supplements to this prospectus. Under the exchange agreement we entered into with holders of LP Units on March 11, 2015 and amended on August 4, 2015, holders of LP Units may (subject to the terms of the exchange agreement) exchange their LP Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The registration statement of which this prospectus forms a part does not register the issuance of Class A common stock that is issued to selling stockholders for sale under this registration statement.

        The registration of the shares of Class A common stock to which this prospectus relates does not require any selling stockholders to sell any of their shares of our Class A common stock.

        We will not receive any proceeds from the sale of the shares by any selling stockholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions in connection with offerings by certain of the selling stockholders. We and/or the selling stockholders from time to time may offer and sell shares directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see "Plan of Distribution."

        Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "SUM." The last reported sale price of our Class A common stock on the NYSE on January 3, 2020 was $23.33 per share.

        Investing in shares of our Class A common stock involves risks. Before making a decision to invest in our Class A common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See "Risk Factors" on page 4.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 6, 2020.

        Neither we nor any selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor any selling stockholders are offering to sell, or seeking offers to buy, shares of our Class A common stock in any jurisdiction where an offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any sale of shares of our Class A common stock.

        This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under the shelf registration process, we and/or any selling stockholders may, from time to time, offer and sell the shares of Class A common stock described in this prospectus and in any accompanying prospectus supplement in one or more transactions. This prospectus provides you with a general description of the shares of Class A common stock we or any selling stockholders may offer. Each time we and/or any selling stockholders sell shares of our Class A common stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the identity of any selling stockholders not named herein, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together, along with the information incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf.

        For investors outside of the United States, neither we nor the selling stockholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus or any prospectus supplement, or any free writing prospectus prepared by us or on our behalf, and does not contain all of the information you should consider before investing in shares of our Class A common stock. You should read this entire prospectus, any prospectus supplement and the documents incorporated herein or therein carefully, including the section entitled "Risk Factors" and the financial statements and the related notes incorporated by reference into this prospectus, before you decide to invest in shares of our Class A common stock.

        Except where the context requires otherwise, references in this prospectus to "we," "our," "us" and "the Company" refer to Summit Materials, Inc. and its consolidated subsidiaries; "Summit Holdings" refers only to Summit Materials Holdings L.P., the direct subsidiary of Summit Materials, Inc., and "LP Units" refers to limited partnership units of Summit Holdings; and "Summit Inc." refers only to Summit Materials, Inc., the general partner of Summit Holdings.

 Summit Materials

        We are one of the fastest growing construction materials companies in the United States, with a 74% increase in revenue between the year ended December 27, 2014 and the year ended December 29, 2018. Within our markets, we offer customers a single-source provider for construction materials and related downstream products through our vertical integration. Our materials include aggregates, which we supply across the United States, and in British Columbia, Canada, and cement, which we supply to surrounding states along the Mississippi River from Minnesota to Louisiana. In addition to supplying aggregates to customers, we use our materials internally to produce ready-mix concrete and asphalt paving mix, which may be sold externally or used in our paving and related services businesses. Our vertical integration creates opportunities to increase aggregates volumes, optimize margin at each stage of production and provide customers with efficiency gains, convenience and reliability, which we believe gives us a competitive advantage.

        Since our inception in 2009, we have become a major participant in the U.S. construction materials industry. We believe that, by volume, we are a top 10 aggregates supplier, a top 15 cement producer and a major producer of ready-mix concrete and asphalt paving mix. Our proven and probable aggregates reserves were 3.9 billion tons as of December 29, 2018. In the year ended December 29, 2018 we sold 47.6 million tons of aggregates, 2.3 million tons of cement, 5.4 million cubic yards of ready-mix concrete and 5.4 million tons of asphalt paving mix across our more than 400 sites and plants.

        For a description of our business, financial condition, results of operations and other important information regarding Summit Inc., we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see "Where You Can Find More Information."

        Summit Inc. was incorporated under the laws of the State of Delaware on September 23, 2014. Through our predecessors, we commenced operations in 2009 when Summit Holdings was formed as an exempted limited partnership in the Cayman Islands. In December 2013, Summit Holdings was domesticated as a limited partnership in Delaware. Our principal executive office is located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. Our telephone number is (303) 893-0012.

 The Offering

Common stock offered by us	Up to 3,249,657 shares of Class A common stock issued in exchange for an equal number of LP Units and an indeterminate number of shares of Class A common stock may be sold by us pursuant to this prospectus and future supplements hereto.
Common stock offered by the selling stockholders	An indeterminate number of additional shares of Class A common stock that may be sold by selling stockholders who may be identified in future supplements to this prospectus.
Class A common stock outstanding as of December 28, 2019	113,309,385 shares of Class A common stock.
Use of proceeds

We intend to use all of the net proceeds we receive from the offering of Class A common stock by us under this prospectus to purchase newly-issued LP Units from Summit Holdings and/or outstanding LP Units from certain of our pre-initial public offering ("IPO") owners or their transferees, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions, with such LP Units in the aggregate equivalent to the number of shares of Class A common stock that we offer and sell in any such offering.

Unless otherwise indicated in any applicable prospectus supplement, we intend to cause Summit Holdings to use the net proceeds it receives from the sale of newly-issued LP Units to us for general corporate purposes, which may include, but is not limited to, funding acquisitions, repaying indebtedness, capital expenditures and funding working capital. Further details relating to the use of net proceeds from an offering of securities under this prospectus will be set forth in any applicable prospectus supplement.

Any selling stockholders will receive all of the cash proceeds of the sale of shares of Class A common stock offered by such selling stockholders from time to time pursuant to this prospectus. We will not receive any cash proceeds, although we will acquire the LP Units exchanged for shares of Class A common stock that are issued to a selling stockholder or other exchanging holder of LP Units.

Dividend policy

We have no current plans to pay cash dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

Listing	Our Class A common stock is listed on the NYSE under the symbol "SUM."

        The number of shares of Class A common stock outstanding as of December 28, 2019 excludes:

  •
  3,249,657 shares of Class A common stock issuable upon exchange of an equal number of LP Units that were held by limited partners of Summit Holdings as of such date;

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  100,037 shares of Class A common stock issuable upon exercise of outstanding warrants to purchase shares of Class A common stock; and

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  4,075,388 shares of Class A common stock issuable upon settlement of time vesting and performance vesting restricted stock units and performance unit awards and exercise of stock options outstanding under the Summit Inc. 2015 Omnibus Incentive Plan as of such date.

RISK FACTORS

        Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described in the section entitled "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as the same may be updated from time to time by our subsequent filings with the SEC, which are accessible on the SEC's website at www.sec.gov. You should also carefully consider the other information included or incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any shares of our Class A common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A common stock to decline. You could lose all or part of your investment.

        In addition, exchanging holders of LP Units should also carefully consider the following risks:

Risks Related to Exchange of LP Units for Class A Common Stock

The exchange of LP Units for our Class A common stock is a taxable transaction.

        For U.S. federal income tax purposes, the exchange of LP Units for Class A common stock will be a taxable event. A holder of LP Units will recognize a gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus the relief of its share of any liabilities of Summit Holdings) exceeds or is less than its adjusted basis in the LP Units immediately before the exchange. The recognition of any loss resulting from an exchange of LP Units for shares of our Class A common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended (the "Code"). It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our Class A common stock received upon the exchange. In addition, the ability of a holder of LP Units to sell a substantial number of shares of our Class A common stock in order to raise cash to pay tax liabilities associated with the exchange of the LP Units may be restricted and, as a result of stock price fluctuations, the price the holder of LP Units receives for the shares of our Class A common stock may not equal the value of the LP Units at the time of the exchange.

An investment in our Class A common stock is different from an investment in LP Units.

        If a holder exchanges LP Units for shares of our Class A common stock, the holder will become one of our stockholders rather than a limited partner in Summit Holdings. Although the nature of an investment in our Class A common stock is similar to an investment in LP Units, there are differences, including the following:

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  form of organization;

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  management control;

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  voting and consent rights;

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  liquidity; and

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  federal income tax considerations.

See "Comparison of Ownership of Limited Partnership Units of Summit Holdings and Our Class A Common Stock."

 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "approximately," "predicts," "intends," "trends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, as such factors may be updated from time to time in our periodic filings with the SEC (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

 USE OF PROCEEDS

        We intend to use all of the net proceeds we receive from the offering of Class A common stock under this prospectus to purchase newly-issued LP Units from Summit Holdings and/or outstanding LP Units from certain of our pre-IPO owners or their transferees, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions, with such LP Units in the aggregate equivalent to the number of shares of Class A common stock that we offer and sell in any such offering.

        Unless otherwise indicated in any applicable prospectus supplement, we intend to cause Summit Holdings to use the net proceeds it receives from the sale of newly-issued LP Units to us for general corporate purposes, which may include, but is not limited to, funding acquisitions, repaying indebtedness, capital expenditures and funding working capital. Further details relating to the use of net proceeds from an offering of Class A common stock under this prospectus will be set forth in any applicable prospectus supplement.

        Any selling stockholders will receive all of the cash proceeds of the sale of shares of Class A common stock offered by such selling stockholders from time to time pursuant to this prospectus. We will not receive any cash proceeds, although we will acquire the LP Units exchanged for shares of Class A common stock that are issued to a selling stockholder or other exchanging holder of LP Units.

 DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect as of the date of this prospectus, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under "Description of Capital Stock," "we," "us," "our" and "our company" refer to Summit Inc. and not to any of its subsidiaries.

        Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL"). Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 250,000,000 shares of Class B common stock, par value $0.01 per share and 250,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

        Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock are entitled to receive pro rata our remaining assets available for distribution.

        The Class A common stock is not subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of our Class A common stock are subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

        The Class B common stock entitles each holder of Class B common stock, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the number of LP Units held by such holder. If at any time the ratio at which LP Units are exchangeable for shares of our Class A common stock changes from one-for-one, for example, as a result of a conversion rate adjustment for stock splits, stock dividends or reclassifications, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

        Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation, dissolution or winding up of Summit Inc.

        Any holder of Class B common stock that does not also hold LP Units is required to surrender any such shares of Class B common stock (including fractions thereof) to Summit Inc.

Preferred Stock

        As of the date of this prospectus, we had no shares of preferred stock issued or outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our Class A or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

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  the designation of the series;

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  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates as of which dividends, if any, will be payable;

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  the redemption or repurchase rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

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  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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  restrictions on the issuance of shares of the same series or of any other class or series; and

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  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

        The DGCL permits a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend are subject to the discretion of our board of directors.

        We have no current plans to pay cash dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future.

Annual Stockholder Meetings

        Our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

        Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        Our board of directors may generally issue shares of one or more series of preferred stock on terms calculated to discourage, delay or prevent a change of control of the company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

        One of the effects of the existence of authorized and unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board of Directors

        Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors with a maximum of 15 directors.

Business Combinations

        We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder";

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the "interested stockholder" owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the "interested stockholder."

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, "voting stock" has the meaning given to it in Section 203 of the DGCL.

        Under certain circumstances, this provision makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Our amended and restated certificate of incorporation provides that The Blackstone Group Inc. (formerly known as The Blackstone Group L.P.) ("Blackstone") and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute "interested stockholders" for purposes of this provision.

Removal of Directors; Vacancies and Newly Created Directorships

        Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders, and any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

        Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time by or at the direction of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation precludes stockholder action by written consent; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Supermajority Provisions

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

        Our amended and restated certificate of incorporation provides that the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

  •
  the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;

  •
  the provisions providing for a classified board of directors (the election and term of our directors);

  •
  the provisions regarding resignation and removal of directors;

  •
  the provisions regarding competition and corporate opportunities;

  •
  the provisions regarding entering into business combinations with interested stockholders;

  •
  the provisions regarding stockholder action by written consent;

  •
  the provisions regarding calling special meetings of stockholders;

  •
  the provisions regarding filling vacancies on our board of directors and newly-created directorships;

  •
  the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

  •
  the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

        The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

        These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters' Rights of Appraisal and Payment

        Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders' Derivative Actions

        Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder's stock thereafter devolved by operation of law.

Exclusive Forum

        Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of our company to our company or our company's stockholders, (iii) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Conflicts of Interest

        Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries' employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Blackstone, and Silverhawk Summit, L.P. ("Silverhawk") or any of their respective affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Blackstone, Silverhawk or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director's duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

        Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers as described in "Certain Relationships and Related Transactions, and Director Independence—Indemnification Agreements" in our most recent Annual Report on Form 10-K, which is incorporated by reference herein. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our Class A common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "SUM."

EXCHANGE OF SUMMIT MATERIALS HOLDINGS L.P. LIMITED PARTNERSHIP UNITS

        Subject to the terms of the Exchange Agreement we entered into with the holders of LP Units , holders of LP Units (and certain permitted transferees thereof) may (subject to the terms of the Exchange Agreement), exchange their LP Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement provides that exchanges must be for a minimum of the lesser of 1,000 LP Units or all of the vested LP Units held by such LP Unit holder. Furthermore, no holder of LP Units will be entitled to exchange such LP Units for shares of Class A common stock if Summit Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Summit Inc. or its subsidiaries to which such holder may be subject. Summit Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Summit Holdings is not treated as a "publicly traded partnership" for U.S. federal income tax purposes.

        Subject to the more detailed requirements set forth in the Exchange Agreement, in order to exercise the exchange rights, a LP Unit holder must provide a written election of exchange to Summit Inc. and to Summit Holdings that such holder desires to exchange a stated number of LP Units for an equal number of shares of Class A common stock. This written election of exchange and any certificates must be executed by such LP Unit holder or such holder's authorized representative, and be delivered to the principal executive offices of Summit Inc. and Summit Holdings during normal business hours. Summit Holdings will deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A common stock, or if there is no then-acting registrar and transfer agent of the Class A common stock, at the principal executive offices of Summit Inc., the number of shares of Class A common stock deliverable upon the exchange, registered in the name of the relevant exchanging holder. To the extent the Class A common stock is settled through the facilities of The Depository Trust Company, and the exchanging LP Unit holder is permitted to hold shares of Class A common stock through The Depository Trust Company, Summit Holdings will use its reasonable best efforts to deliver or cause to be delivered the shares of Class A common stock to the account of the participant of The Depository Trust Company designated by such LP Unit holder.

        Summit Holdings and each exchanging LP Unit holder will bear its own expenses in connection with the consummation of any exchange, whether or not any such exchange is ultimately consummated, except that Summit Holdings will bear any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, any exchange; provided, however, that if any shares of Class A common stock are to be delivered in a name other than that of the LP Unit holder that requested the exchange, then such LP Unit holder and/or person in whose name such shares are to be delivered will pay Summit Holdings the amount of any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, the exchange or will establish to the reasonable satisfaction of Summit Holdings that such tax has been paid or is not payable.

        Our organizational structure allows the holders of LP Units, who are generally the persons who owned our business prior to our IPO, to retain their equity ownership of Summit Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of LP Units. Holders of the Class A common stock, by contrast, hold their equity ownership through Summit Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes. We believe the holders of LP Units generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. As part of the arrangements with the owners of our business that permitted us to establish our organizational structure and to effect our IPO, we entered into the Exchange Agreement described above with the holders of the LP Units to permit them to exchange their LP Units, for which there is no public trading market, for shares of the Class A common stock, which are publicly traded.

        As of December 28, 2019, Summit Inc. held 113,309,385 LP Units, or 97.2% of the total LP Units outstanding. If holders of LP Units elect to exchange LP Units for shares of Class A common stock of Summit Inc., the number of LP Units held by Summit Inc. will increase by a number that is equal to the number of LP Units so exchanged. If all of the holders of LP Units were to elect to exchange all of their LP Units for shares of Class A common stock of Summit Inc., Summit Inc. would hold 100% of the outstanding LP Units.

 COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF SUMMIT HOLDINGS AND OUR CLASS A COMMON STOCK

        The information below highlights a number of the significant differences between the rights and privileges associated with ownership of the Summit Holdings LP Units and Summit Inc. Class A common stock. This discussion is intended to assist holders of the LP Units in understanding how their investment will change if their LP Units are exchanged for shares of Class A common stock. The following information is summary in nature, is not intended to describe all the differences between the LP Units and the Class A common stock and is qualified by reference to our certificate of incorporation and bylaws and to the limited partnership agreement of Summit Holdings, as amended, copies of which have been filed as exhibits to our most recent Annual Report on Form 10-K, which is incorporated by reference herein. See "Where You Can Find More Information" and "Information Incorporated by Reference."

Summit Inc.	Summit Holdings
Form of Organization, Purpose and Assets

Summit Inc. is a Delaware corporation governed by the DGCL. Summit Inc. was founded for the purpose of engaging in any lawful act or activity for which corporations may be organized under the DGCL. Summit Inc.'s sole material asset is a controlling equity interest in Summit Holdings. As the general partner of Summit Holdings, Summit Inc. operates and controls all of the business and affairs of Summit Holdings and, through Summit Holdings and its operating subsidiaries, conducts our business.
Summit Holdings is a Delaware limited partnership governed by the Delaware Revised Uniform Limited Partnership Act ("DRULPA"). Summit Holdings was formed for the object and purpose of, and the nature of the business to be conducted by Summit Holdings is, engaging in any lawful act or activity for which limited partnerships may be formed under the DRULPA.
Authorized Share Capital

The total number of shares of all classes of stock Summit Inc. is authorized to issue is 1,500,000,000 shares, consisting of (i) 1,000,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 250,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 250,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased (but not below the number of shares of a particular class then outstanding) by an affirmative vote of the holders of a majority of the shares entitled to vote thereon.

As of December 28, 2019, 113,309,385 shares of Class A common stock and 99 shares of Class B common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Summit Inc., the general partner, may issue additional LP Units, of any existing or newly established class, or other partnership interests in Summit Holdings.

As of December 28, 2019, 116,559,042 LP Units were issued and outstanding, of which 113,309,385 were held by Summit Inc.

Summit Inc.	Summit Holdings
Voting Rights
Holders of Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally.	The business, property and affairs of Summit Holdings is managed under the sole, absolute and exclusive direction of Summit Inc. as general partner.

The Class B common stock entitles each holder of Class B common stock, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the aggregate number of LP Units held by such holder.	No partner, other than the general partner, in its capacity as such, has the right to participate in or have any control over the business of Summit Holdings.
Class A stockholders and Class B stockholders vote together as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Under Summit Inc.'s bylaws and the DGCL, unless otherwise required by law, the certificate of incorporation or the rules of any stock exchange upon which Summit Inc.'s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of Summit Inc. entitled to vote thereat, present in person or represented by proxy, constitutes a quorum for the transaction of business at all meetings of stockholders. When a quorum is present or represented at any such meeting, the vote of the holders of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to Summit Inc., of any regulation applicable to Summit Inc. or its securities, of the certificate of incorporation or bylaws of Summit Inc., a different vote is required, in which case such express provision shall govern and control the decision of such question.

Summit Inc.	Summit Holdings
Dividend Rights/Distributions

Holders of shares of Class A common stock are entitled to receive dividends when, as and if declared by Summit Inc.'s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Pursuant to the limited partnership agreement of Summit Holdings, Summit Inc. as general partner has the right to determine when distributions will be made to partners of Summit Holdings and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the partners of Summit Holdings pro rata in accordance with their respective ownership interest in Summit Holdings (with unvested LP Units not included in such calculation of ownership interest).

No distributions will be made in respect of unvested LP Units and instead such amounts will be distributed to holders of vested LP Units pro rata in accordance with their vested interests. If, from time to time, an unvested LP Unit becomes vested, then, on the next distribution date, all amounts that would have been distributed pro rata in respect of that LP Unit if it had been vested on prior distribution dates will be required to be "caught up" in respect of that LP Unit before any distribution is made in respect of other vested LP Units.

The holders of LP Units, including Summit Inc., incur U.S. federal, state and local income taxes on their share of any taxable income of Summit Holdings. The limited partnership agreement of Summit Holdings provides for pro rata cash distributions, which are referred to as "tax distributions," to the holders of the LP Units in an amount generally calculated to provide each holder of LP Units with cash to cover its tax liability in respect of the LP Units. These tax distributions are generally only paid to the extent that other distributions made by Summit Holdings were otherwise insufficient to cover the estimated tax liabilities of all holders of LP Units. In general, these tax distributions are computed based on an estimate of the net taxable income of Summit Holdings allocated to each holder of LP Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a corporate resident in New York, New York.

Summit Inc.	Summit Holdings
Liquidity

With the exception of Class A common stock held by our affiliates, the Class A common stock is freely transferable.

Class A common stock is not convertible or exchangeable into any other class of security issued by Summit Inc. or Summit Holdings.

The Class A common stock is listed on the New York Stock Exchange.
Except as otherwise agreed to in writing between the general partner and the applicable limited partner, no limited partner or assignee thereof may transfer all or any of its LP Units without the prior consent of the general partner. The general partner may grant or withhold such consent at its sole discretion.

Furthermore, under the Exchange Agreement, holders of LP Units may, subject to the terms of the Exchange Agreement, exchange their LP Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.
Management

Summit Materials, Inc.'s board of directors manages its business and affairs. Accordingly, except for their vote in the election of directors and as may be required by law in connection with certain transactions, the Class A common stockholders, as such, do not directly have any control over our business and affairs.
Summit Materials, Inc. as general partner, has the sole, absolute and exclusive right to manage the business, property and affairs of Summit Holdings. The general partner may from time to time delegate authority to officers or others to act on behalf of Summit Holdings.
Fiduciary Duties of Directors/General Partner

Under Delaware law, the directors owe Summit Materials, Inc. and its stockholders certain fiduciary duties, including the duties of care and loyalty, and are required to act in good faith in discharging their duties.
The general partner has no duties (including fiduciary duties) to any other partner or to Summit Holdings other than express contractual duties set forth in the Summit Holdings' limited partnership agreement.

Under Summit Materials, Inc.'s certificate of incorporation, to the fullest extent permitted under the DGCL, no member of the board of directors is personally liable to Summit Materials, Inc. or its stockholders for monetary damages for any breach of fiduciary duty owed to Summit Materials, Inc. or its stockholders.
Pursuant to Summit Holdings' limited partnership agreement, to the extent that at law or in equity any partner (including without limitation, the general partner) of Summit Holdings has duties (including fiduciary duties) and liabilities relating thereto to Summit Holdings, to another partner or to another person who is bound to or is otherwise bound by the limited partnership agreement (including without limitation, the general partner), no such partner will be liable to Summit Holdings, to any other partner or to any such other person for its good faith reliance on the provisions of the limited partnership agreement.

Summit Inc.	Summit Holdings
Indemnification

Our amended and restated bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' liability insurance providing indemnification for our directors, officers and certain employees for some liabilities.

We have entered into indemnification agreements with each of our directors and executive officers.
To the fullest extent permitted by law, Summit Holdings shall indemnify any indemnitee (including any officer or director of the general partner) who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of his or her or its status as an indemnitee or by reason of any action alleged to have been taken or omitted to be taken by indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by such indemnitee in connection with such action, suit or proceeding, including appeals; provided that such indemnitee is not entitled to indemnification if such indemnitee's conduct constituted fraud, bad faith or willful misconduct.

Notwithstanding the foregoing, Summit Holdings shall be required to indemnify an indemnitee in connection with any action, suit or proceeding (i) commenced by such indemnitee only if the commencement of such action, suit or proceeding by such indemnitee was authorized by the general partner and (ii) by or in the right of Summit Holdings only if the general partner has provided its prior written consent.
Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors/ General Partner

Subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by the board of directors of Summit Inc. with a maximum of 15 directors.

Subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, elections of directors are determined by a plurality of the votes cast in respect of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
No person may be admitted as an additional general partner or substitute general partner without the prior written consent of each incumbent general partner, which consent may be given or withheld in the sole discretion of each incumbent general partner. The limited partners of Summit Holdings have no right to remove the general partner.

Summit Inc.	Summit Holdings
Our certificate of incorporation provides that directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on the board of directors, and any newly created directorships, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director (and not by the stockholders).
Director/General Partner Nominations by Stockholders/Partners

Summit Inc.'s bylaws require that Class A common stockholders must give advance notice of a director nomination prior to a meeting in which such a nomination will be voted on. Generally, to be timely, a stockholder's notice must be received at Summit Inc.'s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders.	As noted above, the limited partners of Summit Holdings have no right to remove the general partner.
Summit Inc.'s bylaws also specify requirements as to the form and content of a stockholder's notice.
Stockholder/Partner Proposals

Class A common stockholders and other stockholders may make proposals to be voted on at a meeting in which such voting takes place. Notice of such proposals must be made in the same timely manner as is required for director nominations and must contain the information set forth in Summit Inc.'s bylaws. A stockholder's proposal may be disregarded if the stockholder (or its qualified representative) is not present at the meeting in which the voting takes place.	Only the general partner, in its capacity as such, has any right to participate in the conduct, control or management of Summit Holdings.

Summit Inc.	Summit Holdings
Special Meetings Called by Stockholders/Partners
A special meeting of stockholders may be called at any time by or at the direction of the board of directors or the chairman of the board of directors.	The limited partnership agreement does not provide limited partners with the right to call special meetings.
Action by Written Consent
Summit Inc.'s certificate of incorporation precludes stockholder action by written consent.
Only the general partner shall have any right to vote on any matter involving Summit Holdings. The conduct, control and management of the company shall be vested exclusively in the general partner. In all matters relating to or arising out of the conduct of the operation of Summit Holdings, the decision of the general partner shall be the decision of Summit Holdings.

Notwithstanding the foregoing, any action required or permitted to be taken by the partners pursuant to the Summit Holdings limited partnership agreement shall be taken if all partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.
Amendments to Governing Instruments

Summit Inc.'s certificate of incorporation provides that certain provisions in the certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

Summit Inc.'s certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal its bylaws. Any amendment, alteration, repeal or rescission of Summit Inc.'s bylaws requires the affirmative vote of at least 66 2/3% in voting power all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.
The general partner may, in its sole discretion, generally amend, supplement, waive or modify Summit Holdings' limited partnership agreement without the approval of any limited partner or other person.

However, subject to certain specified exceptions, including in connection with the issuance of new classes of units or other types of interests in Summit Holdings, no amendment may materially and adversely affect the rights of a holder of LP Units, other than on a pro rata basis with other holders of LP Units of the same class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority of such affected holders in accordance with their holdings of LP Units).
Asset Sales, Mergers and Consolidations

Pursuant to the DGCL, the board of directors may sell, lease or exchange all or substantially all of Summit Inc.'s assets when authorized by a majority of the stockholders entitled to vote on a resolution granting such authorization.
Summit Inc. as general partner, has the authority and sole discretion to determine if, when and on what terms any or all of Summit Holdings' assets are sold and whether Summit Holdings should merge, consolidate, reorganize or combine with or into another entity.

Summit Inc.	Summit Holdings
Summit Inc. may merge or consolidate with another entity upon the board of directors recommending such action and subsequent approval of a majority of the stockholders entitled to vote on mergers and consolidations.

Summit Inc.'s certificate of incorporation provides that it is not governed by Section 203 of the DGCL. However, Summit Inc.'s certificate of incorporation contains similar provisions providing that it may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that such stockholder became an interested stockholder, unless certain requirements set out in the certificate of incorporation are met.	Summit Inc. as the general partner may (i) at any time, require all holders of LP Units to exchange their units for shares of its common stock or (ii) with the consent of partners in Summit Holdings whose vested interests exceed 66 2/3% of the aggregate vested interests in Summit Holdings, require all holders of interests in Summit Holdings to transfer their interests. These provisions are designed to ensure that the general partner can, in the context of a sale of the company, sell Summit Holdings as a wholly-owned entity subject to the approval of the holders thereof.
Rights upon Dissolution

Upon Summit Inc.'s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A common stock will be entitled to receive pro rata Summit Inc.'s remaining assets available for distribution.
Upon dissolution, Summit Inc. as the general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. Unless Summit Inc. determines otherwise, the liquidator shall liquidate the assets of Summit Holdings and apply the proceeds of the liquidation first, to discharge Summit Holdings' liabilities as provided in its limited partnership agreement and by law, second, to the satisfaction of "catch-up" distributions for unvested LP Units that have become vested as described above and thereafter, to the partners according to the percentages of their respective partnership interests.
Access to Books and Records

Members of the general public have a right to inspect Summit Inc.'s public documents, available at the Securities and Exchange Commission's offices and through its electronic filing system (EDGAR).

Under the DGCL, stockholders have the right to access a list of stockholders and others entitled to vote at a meeting. This list must be produced by Summit Inc. at least 10 days in advance of any meeting in which voting is to take place. The list must contain the names and addresses of all stockholders as well as the number of shares each holds. Stockholders may only access the list for purposes of conducting stockholder business.
Subject to certain exceptions, limited partners have the right to receive, for purposes reasonably related to their interest as a limited partner of Summit Holdings, upon reasonable written demand, copies of the organizational documents of Summit Holdings and copies of Summit Holdings' U.S. federal income tax returns for the three most recent years.

Summit Inc.	Summit Holdings
Dissolution
Summit Inc. has a perpetual term.
Summit Holdings shall be dissolved upon the occurrence of any of the following events: (i) the entry of a decree of judicial dissolution of Summit Holdings, (ii) any event which makes it unlawful for the business of Summit Holdings to be carried on by the partners, (iii) the written consent of all partners, (iv) at any time there are no limited partners, unless continued in accordance with the DRULPA, (v) the incapacity or removal of the general partner, subject to certain specified exceptions, or (vi) the determination of the general partner in its sole discretion.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain U.S. federal income tax consequences of (a) the exchange of LP Units for shares of our Class A common stock and (b) the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with LP Units or shares of Class A common stock held as capital assets.

        As used herein, the term "U.S. Holder" means a beneficial owner of an LP Unit or share of Class A common stock that is, for U.S. federal income tax purposes, any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        A "Non-U.S. Holder" is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of an LP Unit or share of Class A common stock that is not a U.S. Holder.

        This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

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  a financial institution;

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  a regulated investment company;

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  a real estate investment trust;

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  an insurance company;

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  a tax-exempt organization;

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  a person required to accelerate the recognition of any item of gross income with respect to LP Units or Class A common stock as a result of such income being recognized on an applicable financial statement;

  •
  a person holding LP Units or Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

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  a trader in securities that has elected the mark-to-market method of accounting for your securities;

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  a person liable for alternative minimum tax;

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  a person who owns or is deemed to own 10% or more of our stock (by vote or value);

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  a partnership or other pass-through entity for U.S. federal income tax purposes;

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  a person that received its LP Units (or predecessor units in Summit Holdings) or Class A common stock as compensation;

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  a U.S. Holder whose "functional currency" is not the U.S. dollar;

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  a U.S. expatriate;

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  a controlled foreign corporation; or

  •
  a passive foreign investment company.

        In addition, this summary does not discuss the U.S. federal income tax consequences to you of receiving or being entitled to receive any payment in respect of an exchange of LP Units for shares of our Class A common stock pursuant to our tax receivable agreement. You should consult your own tax advisors regarding the tax consequences of receiving or being entitled to receive any payment pursuant to our tax receivable agreement, including the possible application of the installment sales rules.

        The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below, possibly with retroactive effect.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds LP Units or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership or a partnership holding LP Units or Class A common stock, you should consult your tax advisors.

        This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the exchange of your LP Units for shares of Class A common stock, the disposition of any such shares of Class A common stock received in the exchange, or the purchase of shares of Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Taxation of the Exchange

U.S. Holders

        For U.S. federal income tax purposes, the exchange of LP Units for Class A common stock will be a taxable event. You will recognize a gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus the relief of your share of any liabilities of Summit Holdings) exceeds or is less than your adjusted basis in the LP Units immediately before the exchange. Any gain will be taxed as capital gain except to the extent that the amount received attributable to your share of "unrealized receivables" of Summit Holdings exceeds your basis attributable to those assets, which will be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in Summit Holdings' income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if Summit Holdings had sold its assets at or above their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of non-corporate taxpayers derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

        Your basis in the LP Units received in exchange for cash or a contribution of property had an initial tax basis equal to the amount of cash paid for the LP Units (or predecessor units in Summit Holdings) or basis in the property you contributed to Summit Holdings, as the case may be, plus your share of Summit Holdings' liabilities. Such initial basis is generally increased by your share of Summit Holdings' taxable income and increases in your share of Summit Holdings' liabilities. Your initial basis generally is decreased, but not below zero, by your share of Summit Holdings' distributions, losses, nondeductible expenditures and decreases in your share of Summit Holdings' liabilities.

        If you acquired LP Units (or predecessor units in Summit Holdings) at different times or as compensation for services, you are urged to consult your tax advisor regarding your adjusted basis and holding period in the LP Units being exchanged.

        You should consult your own tax advisors regarding the tax consequences of receiving or being entitled to receive any payment pursuant to our tax receivable agreement, including the possible application of the installment sales rules.

Non-U.S. Holders

        Because Summit Holdings is engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its LP Units could be treated for U.S. federal income tax purposes as effectively connected with such trade or business and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the exchange as follows:

  •
  a non-corporate Non-U.S. Holder will be subject to tax on the gain effectively connected with a U.S. trade or business from such sale under regular graduated U.S. federal income tax rates; and

  •
  a Non-U.S. Holder that is a foreign corporation will be subject to tax on its gain that is effectively connected with a U.S. trade or business in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        Any gain realized by a Non-U.S. Holder that is not described above will be taxed in the same manner as the gain described under "—Taxation of Ownership and Disposition of Class A Common Stock—Non-U.S. Holders—Gain on Disposition of Class A Common Stock." You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of the exchange of LP Units for our Class A common stock.

        Subject to certain exceptions, we will be required to withhold tax equal to 10% of the amount realized by a Non-U.S. Holder on the exchange of LP Units for Class A common stock. We may comply with this requirement by reducing the amount of Class A common stock delivered to a Non-U.S. Holder in such exchange.

Taxation of Ownership and Disposition of Class A Common Stock

U.S. Holders

Dividends

        The gross amount of distributions on our Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain holding period and other requirements, dividends received by corporate U.S. Holders may be eligible for the 50% dividends received deduction. In addition, subject to certain holding period and other requirements, dividends received by non-corporate U.S. Holders will generally be eligible for reduced rates of taxation.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in your tax basis in the shares of Class A common stock, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Capital Gains or Losses

        For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of shares of Class A common stock in an amount equal to the difference between the amount realized for the shares of Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Class A common stock for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends

        In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a Non-U.S. Holder's Class A common stock, and to the extent the amount of the distribution exceeds a Non-U.S. Holder's adjusted tax basis in Class A common stock, the excess will be treated as gain from the disposition of Class A common stock (the tax treatment of which is discussed below under "—Gain on Disposition of Class A Common Stock").

        Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service ("IRS") Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

        A Non-U.S. Holder of our Class A common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

        Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met.

        A Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. In addition, if any Non-U.S. Holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such Non-U.S. Holder may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition. Such gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We have not determined whether we are a "United States real property holding corporation" for U.S. federal income tax purposes. If we are or become a "United States real property holding corporation," however, so long as shares of our Class A common stock are regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our Class A common stock will be subject to U.S. federal income tax on the sale or other disposition of shares of our Class A common stock.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting will apply to dividends in respect of shares of our Class A common stock and the proceeds from the sale, exchange or redemption of our LP Units and shares of our Class A common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        Distributions paid to a Non-U.S. Holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        A Non-U.S. Holder will not be subject to backup withholding on dividends received if such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of LP Units and shares of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

        Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as "FATCA"), a 30% U.S. federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a "foreign financial institution" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a "non-financial foreign entity" (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Taxation of Ownership and Disposition of Class A Common Stock—Non-U.S. Holders—Dividends," the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership of our Class A common stock.

PLAN OF DISTRIBUTION

        We and/or any selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of Class A common stock covered by this prospectus. Registration of the shares of Class A common stock covered by this prospectus does not mean, however, that those shares of Class A common stock necessarily will be offered or sold.

        The shares of Class A common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  on any national securities exchange on which shares of our common stock may be listed at the time of sale, including the NYSE (including through at the market offerings);

  •
  in the over-the-counter market;

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  in privately negotiated transactions;

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  through broker-dealers, who may act as agents or principals;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  pledges of the securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the securities;

  •
  through put or call option transactions relating to the shares of Class A common stock;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  in any combination of the above or any other method permitted by applicable law.

        In effecting sales, brokers or dealers engaged by us and/or any selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

  •
  purchases of the shares of Class A common stock by a broker-dealer as principal and resales of the shares of Class A common stock by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker/dealer solicits purchasers on a best efforts basis.

        Neither we nor the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Class A common stock covered by this prospectus. At any time a particular offer of the shares of Class A common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of Class A common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters' or agents' compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of Class A common stock covered by this prospectus.

        To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

        If we and/or any selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we and/or such selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us and/or any selling stockholders at the time of resale.

        We and/or any selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we and/or any selling stockholders must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement, to the extent such revised prospectus or prospectus supplement is required.

        In connection with the sale of the shares of Class A common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of Class A common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker/dealers or agents participating in the distribution of the shares of Class A common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        We and/or the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

        Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of Class A common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

        Some of the shares of Class A common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

 LEGAL MATTERS

        The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. If the shares of Class A common stock are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in any related prospectus supplement.

 EXPERTS

        The consolidated financial statements of Summit Materials, Inc. as of December 29, 2018 and December 30, 2017 and for each of the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016 and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and its exhibits and schedules and other reports and information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect these reports, proxy statements and other information without charge at the SEC's website. We also make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

 INFORMATION INCORPORATED BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 29, 2018;

  •
  our Annual Report on Form 10-K/A for the fiscal year ended December 29, 2018;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2019, June 29, 2019 and September 28, 2019;

  •
  our Current Reports on Form 8-K filed on February 25, 2019, March 4, 2019 (Item 1.01 only), March 15, 2019, May 22, 2019, June 11, 2019 and September 24, 2019 (Item 5.02 only);

  •
  our definitive proxy statement on Schedule 14A filed with the SEC on April 4, 2019 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 29, 2018);

  •
  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on March 12, 2015, including all amendments and reports filed for the purpose of updating such description; and

  •
  all other documents filed by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

        Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You can request those documents from Summit Inc., at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202. You may also contact us by telephone at (303) 893-0012 or visit the "Investors" section of our website at www.summit-materials.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to acquire the shares offered hereby.

Summit Materials, Inc.

Class A Common Stock

PROSPECTUS

January 6, 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing fee payable to the Financial Industry Regulatory Authority, Inc.

Filing Fee—Securities and Exchange Commission	$	*
Fees and Expenses of Counsel		**
Fees and Expenses of Accountants		**
Miscellaneous Expenses		**

Total	$	**

*
Pursuant to Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the registration fee relating to the securities that are registered and available for sale under this registration statement, except for $11,552 of filing fees previously paid with respect to 5,897,128 shares of Class A common stock that had previously been registered under the Registrant's Registration Statements on Form S-3 (Registration No. 333-215437 and 333-210038) but not sold and are being carried forward to this registration statement.

**
These fees and expenses are calculated based on the securities offered and the number of issuances and accordingly, cannot be estimated at this time. To the extent required, an estimate of the aggregate amount of these fees and expenses will be reflected in any applicable prospectus supplement.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

        Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided, further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We maintain standard policies of insurance that provide coverage (i) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

        We are party to indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

ITEM 16.    EXHIBITS.

        See the Exhibit Index, immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

ITEM 17.    UNDERTAKINGS

        The Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (A)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (B)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (C)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that the undertakings set forth in paragraphs (A), (B) and (C) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (A)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (B)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (C)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (D)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*
2.1
Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on April 17, 2015).
2.2
Asset Purchase Agreement, dated as of April 16, 2015, among Continental Cement Company, L.L.C., Lafarge North America Inc., Summit Materials, LLC and Summit Materials Holdings L.P. (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on April 17, 2015).
4.1
Amended and Restated Certificate of Incorporation of Summit Materials, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on March 17, 2015).
4.2	Amended and Restated Bylaws of Summit Materials, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K (File No. 1-36873) filed on March 17, 2015).
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding validity of the shares of Class A common stock registered.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included in the signature pages of this registration statement).

*
To be filed as an exhibit to one or more Current Reports on Form 8-K or other documents incorporated by reference herein or to a post-effective amendment hereto, if applicable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 6th day of January, 2020.

SUMMIT MATERIALS, INC.
By:	/s/ THOMAS W. HILL
	Name:	Thomas W. Hill
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Thomas W. Hill, Brian J. Harris and Anne Lee Benedict, and each of them, any of whom may act without joinder of the other, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 6th day of January, 2020.

Signature	Title(s)

/s/ THOMAS W. HILL Thomas W. Hill	President and Chief Executive Officer (Principal Executive Officer); Director
/s/ BRIAN J. HARRIS Brian J. Harris	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JOSEPH S. CANTIE Joseph S. Cantie	Director
/s/ ANNE M. COONEY Anne M. Cooney	Director

Signature	Title(s)

/s/ SUSAN A. ELLERSBUSCH Susan A. Ellersbusch	Director
/s/ TED A. GARDNER Ted A. Gardner	Director
/s/ HOWARD L. LANCE Howard L. Lance	Director
/s/ JOHN R. MURPHY John R. Murphy	Director
/s/ ANNE K. WADE Anne K. Wade	Director
/s/ STEVEN H. WUNNING Steven H. Wunning	Director